Exhibit 99.3

Press Release	MAILING ADDRESS
P.O. Box 513396
Los Angeles, CA 90051-1396
5200 Sheila Street
Commerce, CA 90040
www.unifiedgrocers.com

For immediate release

Date:	Thursday, October 8, 2015
Contact:	Paul Dingsdale, Director, Corporate Communications
(323) 881-4150 pdingsdale@unifiedgrocers.com

Unified Grocers Completes Sale of

Insurance Operations to AmTrust

(COMMERCE, CALIF.) — Unified Grocers, Inc. has completed the stock sale of its insurance operations to New York-based AmTrust Financial Services, Inc. (“AmTrust”). Unified Grocers announced a definitive agreement with AmTrust in April, 2015. The sale includes Springfield Insurance Company, Unified Grocers Insurance Services and related insurance operations (“UGIS”). Proceeds from the sale will be used to reduce Unified’s debt.

AmTrust will work with UGIS’s employees to insure a transition that is minimally disruptive to our members. AmTrust has purchased UGIS’s building located in Covina, California and intends to continue to provide insurance services to Unified and its members.

“The sale is in line with our strategy of focusing on our core grocery wholesale operations to better serve our members,” said Bob Ling, Unified President and Chief Executive Officer. “I’m proud of the fact that this transaction represents our continued commitment to our members to provide the best possible benefits and services available. Our members can look forward to a wider range of insurance programs tailored to the unique needs of the grocery business and underwritten by a financially solid insurance carrier with an ‘A’ rating from A.M. Best Company.”

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About Unified Grocers, Inc.

Founded in 1922, Unified is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified and its subsidiaries, which generated almost $4 billion in sales during fiscal year 2014, offer independent retailers all the resources they need to compete in the supermarket industry.